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                                                                    Exhibit 99.1

BW5346  JUL 03,2003       9:00 PACIFIC      12:00 EASTERN

WGNB Corp. Announces 13 Percent Increase in Year-to-Date Earnings; Tenth Year of Increased Earnings

CARROLLTON, Ga.--(BUSINESS WIRE)--July 3, 2003--WGNB Corp.(NASDAQ:WGNB), the holding company for West Georgia National Bank, announced its second quarter 2003 earnings of $1,513,982, or $0.45 per diluted share, compared to second quarter 2002 earnings of $1,315,388, or $0.40 per diluted share. WGNB Corp. is the sixteenth highest performing publicly traded financial institution under $1 billion in assets in the nation according to U.S. Banker. The year to date net income through the second quarter of 2003 is $2,869,016, or $0.86 per diluted share, compared to net income during the same 2002 period of $2,536,232, or $0.79 per diluted share. The increase in year to date net income from 2002 to 2003 is 13 percent and the increase in quarterly net income is 15 percent. "We are grateful to all involved for another good year. Truthfully, our expectations are being exceeded," said president and CEO of WGNB Corp., L. Leighton Alston. "We thought 2003 had the potential of being a down year, but our people are keeping up a great effort and, so far, we continue to have record earnings despite less than projected growth. The real test of an organization is to maintain good earnings even in slower times." Secretary and treasurer, Steven J. Haack, stated, "The return on assets and equity through the second quarter of 2003 is 1.49 and 14.33 percent, respectively. This compared to 1.45 and 15.26 percent for the same period in 2002. Average equity has increased due to the 2002 equity offering and the sharp increase in unrealized gain in the bank's bond portfolio. "When you dig into the numbers," added Mr. Haack, "we have managed our spread well given the continued low rate environment. We have managed to keep mortgage and other fee income up while holding our fixed expenses to modest increases."

Loan Growth is Good

As of June 30, 2003, WGNB's loans outstanding were $286 million. This represents an annual growth rate of 11.9 percent compared to June 30, 2002. Compared to previous years the bank's loan growth rate is down. "However, given the weakened economy, we consider ourselves fortunate to be growing at our present pace," stated Haack.

Net Interest Margin is Steady

WGNB is in its second year of continued low rates. At June 30, 2002 the bank's year to date net interest margin was 4.49 percent. This year it is 4.38 percent, relatively unchanged. In 2001, when prime was 6.75 percent and falling fast, the bank had a mid-year net interest margin of 4.97 percent. Through effective management of the balance sheet and setting rate floors on its loans, WGNB has controlled the margin, while prime has fallen to 4.00 percent.

Mortgage Origination Fees are Up

WGNB's mortgage fee income is 20.2 percent ahead of 2002 for the first six months of 2003 and, during the same period in 2002, the bank was ahead of 2001 by 48 percent. The mortgage department is doing very well because people are still refinancing their home mortgages and buying new homes. The residential housing sector remains strong in WGNB's market.

Other Fee Income is Up

Other fee income is up by 20.5 percent compared to first six months of 2002. In addition to increased service charge income, the bank sold its exclusive right to an ATM at the commercial development surrounding its future Mirror Lake branch site for $100,000 in June, 2003.

What's going on?

The bank recently completed a long awaited interior renovation at its main office and some branches. It is also in the design phase of its new branch in the Mirror Lake community in eastern Carroll and western Douglas Counties. "We want to add something special to this new residential and commercial hotspot," said Alston. "We are looking at alternative designs and want to incorporate the latest banking innovations. Located at the entrance to a brand new


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Publix anchored shopping center, we plan to have this free-standing branch up and running in the second half of 2004." The bank will roll out its newest PC banking product in August, 2003. It currently offers PC banking at WGNB.com, but it is introducing a new, enhanced version. PC banking is free and bill payment and other services are provided at a reduced cost.

About WGNB Corp.

WGNB Corp. stock is traded on the NASDAQ Small Cap market under the ticker, "WGNB". West Georgia National Bank has seven full service locations in Carrollton, Bowdon, Villa Rica and Douglasville and total assets of $386 million. The Bank is the largest and most enduring locally owned community bank in Carroll County. For more information about West Georgia National Bank, visit our investor relations page on our website, www.wgnb.com. Interested parties may contact Steven J. Haack, Secretary and Treasurer, via e-mail at shaack@wgnb.com or at the mailing address of WGNB Corp., P.O. Box 280 Carrollton, Ga. 30112 to request information.

Safe Harbor

Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission. When used in this release, the words "believes," "estimates,"plans," "expects," "should," "will," "may," "might," "outlook," and "anticipates" or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements. The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

                                   WGNB Corp.
                              Financial Highlights
                                  (Unaudited)
                     (In Thousands, Except Per Share Data)

For the Year to Date                              June 30,     June 30,
                                                   2003          2002
 Total interest income                            $11,812      $12,120
 Total interest expense                             3,928        4,512
                                                  -------      -------

 Net interest income                                7,884        7,608
 Provision for loan loss                              150          150
                                                  -------      -------

 Net interest income after provision                7,734        7,458
 Total other income                                 2,835        2,353
 Total other expense                                6,407        5,981
                                                  -------      -------

 Earnings before income taxes                       4,162        3,831
 Income taxes                                       1,293        1,294
                                                  -------      -------
 Net earnings                                       2,869        2,536
                                                  -------      -------
Per Share Data:
 Net earnings                                         .87          .80


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
 Diluted net earnings                                   .86          .79
 Cash dividends declared year to date                 .3250        .2925
 Book Value                                           12.39        10.95
At Period End:
 Total loans                                        286,318      255,941
 Earning assets                                     359,652      325,168
 Assets                                             386,280      347,478
 Deposits                                           296,646      271,418
 Stockholders' equity                                41,031       36,220
 Weighted average shares outstanding              3,308,905    3,181,168
Key Performance Ratios Year to Date:
 Return on average assets                              1.49%        1.45%
 Return on average equity                             14.33%       15.26%
 Net interest margin, tax equivalent                   4.38%        4.49%
 Dividend payout ratio                                37.49%       36.97%
 Overhead ratio                                       59.77%       60.04%
Asset Quality Ratios:
 Non-performing assets/loans & REO                      .42%         .66%
 Loan loss reserve/total loans                         1.25%        1.47%
 Loan loss reserve/non-performing assets             293.91%      223.21%
 Loan loss reserve/total capital                      10.01%       12.07%
Capital Ratios:
 Total capital/total average assets                   11.78%       11.05%
 Risk based capital ratio                             14.98%       14.77%

CONTACT: WGNB, Carrollton
              Steven J. Haack, 770/832-3557
              shaack@wgnb.com
or
              Media Contact for WGNB
              Cristi Nicholson, 678/781-7208
              cristin@williammills.com